Exhibit 10.39

Gardner
Denver

December 18, 2015

(BY E-MAIL)
Mr. Neil Snyder Dear

Neil,

This letter confirms my offer to you to join Gardner Denver, Inc. ("GDI") as the Vice President - Strategy & Planning of the GDI Industrials Group, reporting directly to Todd Herndon, the Chief Financial Officer of the Industrials Group.

This offer is contingent upon successful completion of a background check and pre-employment drug screening with acceptable results. Our Corporate Human Resources Department will contact you to arrange the drug screening.

The terms of GDI's offer include the following:

1.
Duties: While employed hereunder, you will perform such duties as are assigned to you in your capacity as Vice President-Business Development and Strategy of the GDI Industrials Group by the Chief Financial Officer of the GDI Industrial Group, devoting your full business time and attention to the business and affairs of GDI.

2.	Start Date: Your employment with GDI will commence on March 14, 2016 (the "Start Date").

3.
Location:This position is based in Milwaukee, Wisconsin subject to such business travel as may be reasonably required to perform your duties with GDI. We will reimburse you for reasonable commuting expenses (consistent with our travel policies).  GDI to gross-up commuting expense reimbursement for tax purposes at calendar year-end, if applicable.

4.
Salary: While employed hereunder, your base salary will be at an annual rate of USD 300,000 (the “Base Salary”) paid on a semi-monthly basis (or otherwise in accordance with the normal payroll practices of GDI as in effect from time to time).

5.
Sign-On Bonus: On or prior to the first regularly scheduled payroll date two months following the Start Date, you will be paid a lump sum cash bonus equal to USD 300,000 (the "Sign-On Bonus"), so long as you remain continuously employed in good standing with GDI through such date; provided, that if your employment with GDI terminates for any reason, other than a termination by GDI without cause or you terminate your employment for Good Reason (Addendum A hereto), prior to the first anniversary of the Start Date you will be required to repay the Sign-On Bonus to GDI.

6.
Management Incentive Plan Bonus Program: Beginning with GDI's 2016 fiscal year and each fiscal year you are employed hereunder, you will be eligible to participate in the Gardner Denver, Inc. Management Incentive Plan annual bonus program (the "MIP"). Your target annual incentive opportunity under the MIP for each fiscal year will be 45% of your annual base salary as in effect for the given fiscal year (the “Target Bonus”). Your actual annual cash incentive award may over- or under-earn your target annual incentive opportunity, depending on GDI's performance against its goals. Your annual bonus in respect of GDI's 2016 year will be based on GDI's actual performance during such year, prorated based on the period of time during which you were employed by GDI in 2016.

The specific performance objectives and measures for your annual incentive opportunity will be defined and reviewed for each fiscal year and your annual incentive award will be calculated, approved, and paid after financial results for the given fiscal year have been finalized, all in accordance with the terms of the MIP.

7.
Investment in Parent Holding Company; Long-Term Incentive Program: See Addendum A for details regarding your opportunity to invest in, and receive a long-term incentive award in respect of, the common stock of Renaissance Parent Corp., our parent holding company.

8.	Retirement Plans: While employed hereunder, you will be eligible to participate in GDI’s retirement savings plans, based on the current company plans and policies.

9.
Health and Welfare Insurance Coverage: While employed hereunder, you will be able to participate in other benefits coverage for which you are eligible, including medical, dental, and life insurance and disability along with a comprehensive wellness program for your health & well-being. A brief summary of these benefit programs as currently in effect will be provided to you.

10.	Vacation: You will be eligible for 5 weeks of vacation per year.

11.
Severance Arrangements: If GDI terminates your employment without Cause or you terminate your employment for Good Reason (as defined in the management equity agreements referenced in Addendum A hereto), and subject to your continued compliance with the restrictive covenants (as provided in the management equity agreements), GDI will provide you with  continued payment over a 6-month period (the “Severance Period”) equal  to your annual base salary, payable in substantially equal monthly installments over the Severance Period (the “Severance Payment”). Receipt of the Severance Payment is contingent on your execution (without revocation) of a waiver and release agreement in a form customarily used by GDI, provided that the terms in the release agreement reflect your contractual entitlements.

12.
Miscellaneous: GDI shall be entitled to withhold from the payment of any compensation and provision of any benefit under this offer letter such amounts as may be required by applicable law, including without limitation for purposes of the payment of payroll and income taxes. This offer letter and any dispute hereunder shall be interpreted and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law. Any controversy or claim arising out of or relating to this offer letter that cannot be resolved by you and GDI shall be submitted to a single arbitrator who shall be a retired judge with substantial experience in arbitrating executive compensation disputes.

13.
Other Conditions: This offer of employment, and your continued employment hereunder, is further conditioned upon your signed agreement to, and ongoing compliance with, any code of conduct, business ethics and proprietary information agreements customarily required to be signed by new employees of GDI.

By signing and accepting this offer of employment, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise that may be an impediment to your employment with, or your providing services to, GDI as its employee; (ii) you have not and shall not bring onto company premises, or use in the course of your employment with GDI, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you are not relying on any representations , promises or agreements not expressly contained in this offer letter. You further agree to keep this offer, its terms and any confidential or proprietary information of GDI, its parent holding company or any of their affiliates that you may acquire during the process of receiving and negotiating this offer, confidential.

Neil, I am very excited about you joining the Gardner Denver team. I am confident you can make a positive contribution to our goal of growing the Company into a more profitable organization.

Please acknowledge your acceptance of this offer and your agreement to the terms and conditions of this letter, under which you will be employed with GDI, by signing and dating this letter on the space provided below and emailing a PDF back to me.

Sincerely,

/s/ Vincente Reynal
Vicente Reynal
Chief Executive Officer - Industrials Group Gardner Denver, Inc.

I have read and accept this offer of employment and agree to the terms and conditions.

ACCEPTED AND AGREED:

/s/ Neil Snyder

December 16, 2015